Exhibit 99.1

PVH Corp. to Sell Warners, Olga and True & Co. Businesses to Basic Resources
Reflects Continued Focus on Global Growth of Calvin Klein and TOMMY HILFIGER Brands Under PVH+ Plan

NEW YORK--(BUSINESS WIRE)— November 13, 2023 -- PVH Corp. (NYSE:PVH) and Basic Resources, a private, family-owned organization that manufactures and distributes apparel for leading consumer brands, today announced that Basic Resources will acquire PVH’s Warners, Olga and True & Co. businesses. The all-cash purchase price is $160 million, subject to adjustment, plus an earnout based on the net sales on a portion of the acquired businesses for calendar 2024, with a maximum value of $10 million. The transaction is expected to close at the end of November, subject to standard closing conditions.

“This transaction is an important next step as we continue to accelerate our focus under the PVH+ Plan to build our core brands, Calvin Klein and TOMMY HILFIGER, into the most desirable lifestyle brands in the world,” said Stefan Larsson, Chief Executive Officer of PVH. “I want to thank our teams for building Warners, Olga and True&Co into the beloved brands they are today. We know the Basic Resources team well as a longstanding PVH partner and are confident they are the right company to help grow these brands and ensure their continued success over the long term.”

“We are thrilled to bring the Warners, Olga and True&Co brands into our portfolio of leading consumer brands. Under these powerful brands, PVH has built a business that offers innovative, solution-oriented products that strongly resonate with consumers. We look forward to welcoming the team and leveraging our resources and expertise in the market to drive continued growth by offering customers well-designed, high-quality products,” said Salomon Harari, CEO of Basic Resources.

PVH intends to use the net proceeds from the transaction to repurchase shares of its common stock.

Advisors

Solomon Partners, L.P. is serving as exclusive financial advisor and Lowenstein Sandler is legal counsel to PVH on the transaction. Sills Cummis & Gross is legal advisor to Basic Resources.

About PVH Corp.

PVH is one of the world’s largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That’s the Power of Us. That’s the Power of PVH.

About Basic Resources

Established in 1993, Basic Resources is a global leader in the manufacturing, distribution, and marketing of high-quality basic apparel. As a trusted partner for many of the world’s most prominent brands, Basic Resources focuses on connecting customers with the products and brands they love in the rapidly changing global marketplace.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to PVH Corp.’s (the “Company”) future plans objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) that the conditions to the closing of the transaction are not satisfied; (iii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (iv) uncertainties as to the timing of the transaction; (v) unexpected costs, charges or expenses resulting from the transaction; (vi) litigation relating to the transaction; (vii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Investor:
Sheryl Freeman
InvestorRelations@pvh.com

Media:
Communications@pvh.com